Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Form S-8 of iSun, Inc. of our report dated April 15, 2022 with respect to our audit of the consolidated financial statements of iSun, Inc. as of December 31, 2021 and for the year ended December 31, 2021, which report is included in the Annual Report on Form 10-K of iSun, Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

New York, NY

June 15, 2022